Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

January 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$32,917,215
Class B	$46,765
Class C	$599,083
Class F1	$1,637,265
Class F2	$2,166,613
Total	$37,366,941
Class R-6	$1,148,582
Total	$1,148,582

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2040
Class B	$0.1470
Class C	$0.1428
Class F1	$0.1962
Class F2	$0.2185
Class R-6	$0.2277

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	166,586,145
Class B	271,970
Class C	3,825,573
Class F1	8,149,723
Class F2	9,184,161
Total	188,017,572
Class R-6	7,512,127
Total	7,512,127

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.36
Class B	$16.36
Class C	$16.36
Class F1	$16.36
Class F2	$16.36
Class R-6	$16.36